Exhibit 23.2


                         Consent of Independent Accountants







     We consent to the incorporation by reference in Pre-effective Amendment No. 1 to registration statement on Form S-3 and Post-Effective Amendment No. 2 of this registration statement on Form S-3 to Form S-1 (File No. 333-45603) of our report, dated January 18, 1996, except for the second paragraph of Note 1 and the fifth paragraph of Note 2, as to which the date is March 4, 1996, on our audits of the consolidated financial statements of BancBoston Mortgage Corporation as of December 31, 1995 and for the year then ended, which report is included (or incorporated by reference) in this Annual Report on Form 10-K.


PricewaterhouseCoopers LLP

Jacksonville, Florida
December 22, 1998